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                                                               Exhibit 99.(4)(a)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                        Home Office: Dallas, Texas 75201
               Administrative Office: 9920 Corporate Campus Drive,
                     Suite 1000, Louisville, Kentucky 40223
                            Telephone: 1-866-667-0561


JEFFERSON NATIONAL LIFE INSURANCE COMPANY ("The Company") agrees with the Contract Owner to provide benefits to the Contract Owner, subject to the provisions set forth in this Contract and in consideration of the application and Purchase Payments received from the Contract Owner.


RIGHT TO EXAMINE CONTRACT: Within 10 days of the date of receipt of this Contract by a Contract Owner, it may be returned by delivering or mailing it to the Company at it Administrative Office. When the Company receives the Contract, it will be voided as if it had never been in force. The Company will refund the Contract Value computed as of the Business Day the Company receives the returned Contract at its Administrative Office.

                          READ YOUR CONTRACT CAREFULLY

This is a legal Contract between the Contract Owner and the Company.

                                               /s/ Shane Gleeson
             Secretary                            President


Signed as of the Contract date at the Company's Administrative Office.


                               INDIVIDUAL DEFERRED
                       FIXED AND VARIABLE ANNUITY CONTRACT
                                FLEXIBLE PREMIUMS
                                NON-PARTICIPATING


ANNUITY PAYMENTS AND WITHDRAWAL VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON
  THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT
                        GUARANTEED AS TO DOLLAR AMOUNT.

22-4058(Rev.)

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                                CONTRACT SCHEDULE

CONTRACT NUMBER:                                CONTRACT DATE:

ANNUITANT:

ANNUITY DATE:

CONTRACT OWNER:

JOINT CONTRACT OWNER:

PURCHASE PAYMENTS UNDER THE CONTRACT:
     INITIAL PURCHASE PAYMENT:
     MINIMUM SUBSEQUENT PURCHASE PAYMENT: $1,000
     MAXIMUM PURCHASE PAYMENT: $2,000,000 without prior Company approval

SEPARATE ACCOUNT: JEFFERSON NATIONAL LIFE ADVISOR VARIABLE ANNUITY ACCOUNT
     Rydex Arktos
     Rydex Banking
     Rydex Basic Materials
     Rydex Biotechnology
     Rydex Consumer Products
     Rydex Electronics
     Rydex Energy
     Rydex Energy Services
     Rydex Financial Services
     Rydex Health Care
     Rydex Internet
     Rydex Large Cap Europe
     Rydex Large Cap Japan
     Rydex Leisure
     Rydex Nova
     Rydex OTC
     Rydex Precious Metals
     Rydex Retailing
     Rydex Technology
     Rydex Telecommunications
     Rydex Transportation
     Rydex Ursa
     Rydex U.S. Government Bond
     Rydex U.S. Government Money Market
     Rydex Utilities

ALLOCATION GUIDELINES:
     1. If the Purchase Payments and forms required to issue a Contract are in good order, the initial Purchase Payments will be credited to the Subaccounts and/or the Fixed Account as allocated by the Contract Owner or a Financial Advisor after receipt at the Administrative Office.

     2. The Contract Owner (or his or her Financial Advisor) may transfer to any investment option, including all Subaccounts and the Fixed Account. The Company reserves the right to add or delete Subaccounts in the future.

     3. Allocation percentages must be in whole numbers.

     4. Upon The Company's notification of death, resignation, or termination of a Financial Advisor, all amounts allocated to the Separate Account will remain as allocated, until a new Financial Advisor is appointed, the Contract Owner transfers Separate Account Value to the Fixed Account, reallocates to subaccounts, or surrenders the Contract.

WITHDRAWALS:
     WITHDRAWAL CHARGE (as a percentage of Purchase Payments):

     Withdrawal Charge      7%     7%      6%      5%    4%      3%     2%    0%
     Year Since Payment     1      2       3       4     5       6      7     8th and thereafter

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     MINIMUM PARTIAL WITHDRAWAL: $500

     We may waive some or all of the withdrawal charge if this Contract is exchanged for another Company contract or a Contract with one of our affiliated insurance companies.

     MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN CONTRACT AFTER A PARTIAL
     WITHDRAWAL: $10,000 ($3,500 for Qualified Contracts). If a partial withdrawal plus any applicable withdrawal charge would reduce the Contract Value to less than $10,000 ($3,500 for Qualified Contracts), The Company reserves the right to treat the partial withdrawal as a total withdrawal of Contract Value. The Company reserves the right to increase or decrease this amount.

     FREE WITHDRAWAL AMOUNT: Up to 10% of the Contract Value once per contract year and withdrawals authorized by the Contract Owner to pay the Financial Advisor to deduct the asset allocation advisory fee.

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FIXED ACCOUNT MINIMUM INTEREST RATE GUARANTEE: 3% per year.

SEPARATE ACCOUNT ANNUAL EXPENSES (AS A PERCENTAGE OF THE AVERAGE DAILY NET ASSETS OF EACH SUBACCOUNT):

     Mortality and Expense Risk Charge: 1.25% as a percentage of a Subaccount's average daily net assets

     Administrative Fee: 0.15% as a percentage of a Subaccount's average daily net assets

     Asset Allocation Advisory Fee: 1.75% as a percentage of a Subaccount's average daily net assets from all Subaccounts. Unless and until the necessary regulatory approvals are obtained from the Internal Revenue Service and the Securities Exchange Commission to permit the deduction of this fee, this fee will not be deducted as a percentage of a Subaccount's average daily net assets. The Contract Owner will be solely responsible for payment of the applicable fee to his or her Financial Advisor.

TRANSFERS:
     NUMBER OF TRANSFERS PERMITTED: There are currently no limits on the number of transfers that may be made during the Accumulation Period, except for limitations applicable to the Fixed Account.

     TRANSFER FEE: The Company does not assess a transfer fee on transfers during the Accumulation Period.

     MINIMUM AMOUNT TO BE TRANSFERRED: $500 (from any Subaccount) or the Contract Owner's entire interest in any Subaccount or the Fixed Account, if less.

     MINIMUM AMOUNT WHICH MUST REMAIN IN EACH SUBACCOUNT AFTER A TRANSFER: No limit, however, The Company reserves the right to set limits in the future.

     MAXIMUM AMOUNT WHICH MAY BE TRANSFERRED FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT: Limited to a maximum of 20% of a Contract Owner's Fixed Account Value once in any six-month period.

ENDORSEMENTS AND/OR RIDERS:
     [None]

ADMINISTRATIVE OFFICE:
     Jefferson National Life Insurance Company
     9920 Corporate Campus Dr., Suite 1000
     Louisville, Kentucky 40223
     Telephone: 1-866-667-0561

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                                TABLE OF CONTENTS

[CONTRACT SCHEDULE                                                             2

DEFINITIONS                                                                    7

SEPARATE ACCOUNT                                                               8
     GENERAL DESCRIPTION                                                       8
     ASSET ALLOCATION ADVISORY SERVICES                                        8
     VALUATION OF ASSETS                                                       8
     ACCUMULATION UNITS                                                        8
     ACCUMULATION UNIT VALUE                                                   8
     VALUATION PERIODS                                                         8
     MORTALITY AND EXPENSE RISK CHARGE                                         8
     ADMINISTRATIVE FEE                                                        8
     ASSET ALLOCATION ADVISORY FEE                                             9
     SUBACCOUNT ADMINISTRATION FEE                                             9
     TRANSFER RIGHTS                                                           9
     TERMINATION OF THE FINANCIAL ADVISOR                                      9

FIXED ACCOUNT                                                                  9
     GENERAL DESCRIPTION                                                       9
     FIXED ACCOUNT VALUE                                                       9
     INTEREST TO BE CREDITED                                                   9
     TRANSFER RIGHTS                                                           9

PURCHASE PAYMENTS                                                              9
     GENERAL                                                                   9
     ALLOCATION OF PURCHASE PAYMENTS                                           9

CONTRACT VALUE                                                                10

TRANSFERS                                                                     10

WITHDRAWALS                                                                   10
     GENERAL                                                                  10
     WITHDRAWAL CHARGE                                                        10
     FREE WITHDRAWAL AMOUNT                                                   10

PAYMENT ON DEATH                                                              10
     DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD                   10
     DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD                      10
     DEATH OF CONTRACT OWNER AFTER THE ANNUITY DATE                           11
     DEATH OF ANNUITANT                                                       11
     PAYMENT OF DEATH BENEFIT                                                 11
     BENEFICIARY                                                              11
     CHANGE OF BENEFICIARY                                                    11

SUSPENSION OR DEFERRAL OF PAYMENTS                                            11

CONTRACT OWNER, ANNUITANT, OWNERSHIP, ASSIGNMENT                              11
     CONTRACT OWNER                                                           11
     JOINT CONTRACT OWNER                                                     12
     ANNUITANT                                                                12
     ASSIGNMENT OF A CONTRACT                                                12]

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
[ANNUITY PROVISIONS                                                           12
   GENERAL                                                                    12
     ANNUITY DATE                                                             12
     SELECTION OF AN ANNUITY OPTION                                           12
     ANNUITY OPTIONS                                                          12
          OPTION 1. LIFE ANNUITY                                              12
          OPTION 2. LIFE ANNUITY WITH GUARANTEED PERIODS                      12
          OPTION 3. INSTALLMENT REFUND LIFE ANNUITY                           12
          OPTION 4. PAYMENT FOR A FIXED PERIOD                                12
          OPTION 5. JOINT AND SURVIVOR ANNUITY                                12
     FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS                                 13
     FIXED ANNUITY                                                            13
     MORTALITY TABLES                                                         13

GENERAL PROVISIONS                                                            13
     THE CONTRACT                                                             13
     MISSTATEMENT OF AGE                                                      13
     INCONTESTABILITY                                                         13
     AMENDMENTS                                                               13
     NON-PARTICIPATING                                                        13
     EVIDENCE OF SURVIVAL                                                     13
     PREMIUM TAXES AND OTHER TAXES                                            13
     PROOF OF AGE AND SEX                                                     13
     PROTECTION OF PROCEEDS                                                   13
     REPORTS                                                                  14
     REGULATORY REQUIREMENTS                                                  14

SETTLEMENT OPTION TABLES                                                      15

ACCUMULATION TABLE                                                           17]

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                                   DEFINITIONS

ACCUMULATION UNIT: An accounting unit of measure used to compute the value of a Contract Owner's interest in a Subaccount prior to the Annuity Date.

ADMINISTRATIVE OFFICE: The office indicated on the Contract Schedule of this Contract to which notices and Purchase Payments must be sent. All sums payable to The Company under this Contract are payable only at the Administrative Office or an address designated by The Company.

AGE: The age of any Contract Owner or Annuitant on his or her last birthday. For Joint Contract Owners, all provisions which are based on age are based on the age of the older of the Joint Contract Owners.

ANNUITANT: The named individual on whose continuation of life annuity payments may depend.

ANNUITY: A series of payments for life; or for life with guaranteed periods; or for the installment refund period; or for a certain period; or to a joint and surviving Annuitant.

ANNUITY DATE: The date on which annuity payments begin. The Annuity Date is shown on the Contract Schedule.

BENEFICIARY: The persons to whom payment is to be made on the death of the Contract Owner.

BUSINESS DAY: Each day that the New York Stock Exchange is open for business. The Separate Account will be valued each Business Day.

CODE: The Internal Revenue Code of 1986, as amended.

CONTRACT DATE: The date a Contract is issued to a Contract Owner. The Contract takes effect on the Contract Date as shown on the Contract Schedule.

CONTRACT OWNER: The person entitled to exercise all rights under this Contract.

CONTRACT VALUE: The sum of the amounts allocated to the Fixed Account and amounts allocated to the Separate Account.

FINANCIAL ADVISOR: A registered investment adviser or an investment adviser who is exempt from registration with the Securities and Exchange Commission selected to provide a Contract Owner's asset allocation or market timing investment advisory services.

FIXED ACCOUNT: The general account of The Company which provides guaranteed values and periodically adjusted interest rates.

FIXED ANNUITY: A series of periodic payments of predetermined amounts made after the Annuity Date that do not vary with investment experience.

GENERAL ACCOUNT: The assets of The Company with the exception of the Separate Account and other segregated asset accounts.

JOINT CONTRACT OWNER: If named, a person entitled to exercise all rights under the Contract along with the Contract Owner. Any Joint Contract Owner must be the spouse of the Contract Owner.

PURCHASE PAYMENTS: Premium payments made by a Contract Owner to The Company under the terms of this Contract.

SEPARATE ACCOUNT: The segregated asset account that The Company has established pursuant to the provisions of the insurance code of the State of Texas, and identified as the Jefferson National Life Advisor Variable Annuity Account.

SEPARATE ACCOUNT VALUE: The value of the portion of a Contract Owner's Contract Value allocated to the Separate Account.

SUBACCOUNT: A segment of the Separate Account consisting of a portfolio of investment securities.

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TRANSACTION CUT-OFF TIME: The cut-off time on each valuation day for all
Subaccounts trading activity, including transfers and withdrawals. With respect to all purchases and withdrawals, this time is [2:30 P.M. Eastern Time. With respect to transfers for the Nova, Ursa and OTC Subaccounts, this time is 3:30 P.M. Eastern Time; for the Precious Metals Subaccount, this time is 3:15 P.M. Eastern Time; for the Bond and Juno Subaccounts, this time is 2:45 P.M. Eastern Time; and for the Money Market Subaccount, and the Fixed Account, this time is 4:00 P.M. Eastern Time. For transfers involving different transaction end times, the earlier of the times indicated above applies.]

VALUATION DATE: Each day the New York Stock Exchange is open for business.

VALUATION PERIOD: The interval from one Valuation Date of any Subaccount to the next Valuation Date, measured from the time each day the Subaccount is valued.

WRITTEN REQUEST: A request in writing, in a form satisfactory to The Company.

                                SEPARATE ACCOUNT

GENERAL DESCRIPTION: The Separate Account is designated on the Contract Schedule and consists of assets set aside by The Company, which are kept separate from that of the general assets and all other separate account assets of The Company. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business The Company may conduct.

Separate Account assets are divided into Subaccounts. The Company may, from time to time, add to or delete from the Subaccounts available.

ASSET ALLOCATION ADVISORY SERVICES: This Contract may be sold to Contract Owners who are provided asset allocation or market timing services by investment advisors registered, or excluded from registration, under the Investment Advisers Act of 1940, to whom the asset allocation advisory fees are paid. Asset allocation services consist of making allocation and transfer decisions with respect to your Contract Value. If you choose to use a Financial Advisor, you are responsible for selecting and supervising your Financial Advisor and must execute a power of attorney authorizing your Financial Advisor to provide asset allocation services on your behalf.

VALUATION OF ASSETS: The assets of the Separate Account (except for the Money Market Subaccount) are valued at their fair market value in accordance with procedures of The Company. The Money Market Subaccount utilizes the amortized cost method of valuing the portfolio securities.

ACCUMULATION UNITS: Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Subaccounts as a result of Purchase Payments, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Subaccount purchased or canceled. This will be done by dividing the amount allocated to the Subaccount by the dollar value of one Accumulation Unit for that Subaccount for the Valuation Period when the Subaccount was established.

ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each Subaccount was arbitrarily set at $10 when the Subaccount was established. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The value for any Valuation Period is determined by dividing the current market value of total Subaccount assets, less liabilities, by the total number of units of that Subaccount outstanding.

VALUATION PERIODS: The valuation period is the interval from one valuation day of any Subaccount to the next valuation day, measured from the time each day the Subaccount is valued.

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MORTALITY AND EXPENSE RISK CHARGE: The Company deducts a daily mortality and expense risk charge from each Subaccount which is equal, on an annual basis, to the amount shown on the Contract Schedule. The mortality and expense risk charge compensates The Company for the risk of guaranteeing not to increase the administrative fee regardless of actual administrative costs and for the mortality guarantees we make under the Contract.

ADMINISTRATIVE FEE: The Company deducts a daily administrative fee from each Subaccount which is equal, on an annual basis, to the amount shown on the Contract Schedule. The administrative fee compensates The Company for the expenses related to the administration of this Contract.

ASSET ALLOCATION ADVISORY FEE: Asset allocation advisory services may be provided by Financial Advisors to whom an asset allocation advisory fee is paid equal to an annual rate applied to the daily net assets of each Subaccount as shown on the Contract Schedule.

TRANSFER RIGHTS: A Contract Owner or a Financial Advisor may transfer Separate Account Value among the Subaccounts and to the Fixed Account subject to the conditions as shown on the Contract Schedule.

TERMINATION OF THE FINANCIAL ADVISOR: If a Contract Owner decides to change or terminate his or her Financial Advisor, he or she may select, by Written Request, a new Financial Advisor concurrently with the termination of the current Financial Advisor. Until a Contract Owner appoints a new Financial Advisor, he or she may (i) keep his or her Separate Account Value in Money Market, (ii) transfer all or part of his or her Separate Account Value to the Fixed Account and become subject to Fixed Account transfer restrictions as shown on the Contract Schedule, (iii) make his own allocations or transfers, or (iv) surrender his or her Contract, which surrender may subject a Contract Owner to any applicable withdrawal charge and tax penalty.


                                  FIXED ACCOUNT

GENERAL DESCRIPTION: The Fixed Account consists of all The Company's assets other than those assets in the Separate Account or other separate investment accounts. Subject to applicable law, The Company has sole discretion over the investment of the assets of the Fixed Account. Benefits payable from the Fixed Account will not be less than the minimum values required by any law of the jurisdiction where the Contract was delivered.

FIXED ACCOUNT VALUE: The Fixed Account value at any time is equal to:
     (a)  All Premium Payments allocated to the Fixed Account; plus
     (b)  any Separate Account Value transferred to the Fixed Account; less
     (c)  any prior partial withdrawals from the Fixed Account; less
     (d)  any Fixed Account value transferred to the Separate Account; less
     (e)  any premium taxes; plus
     (f)  interest earned.

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INTEREST TO BE CREDITED: The Company guarantees that the interest to be credited to the Fixed Account will not be less than the minimum guaranteed interest rate shown on the Contract Schedule. The Company may credit additional interest at its sole discretion for the Fixed Account option.

TRANSFER RIGHTS: A Contract Owner may transfer Fixed Account value to one or more Subaccounts subject to the following:

     (a) The transfer must be by written authorization before the Annuity Date; and
     (b) A Financial Advisor provides asset allocation advice with respect to the Contract Owner's Contract; and
     (c)  (i) During the first contract year, transfers are unlimited;
     (d) (ii) During contract years 2 and thereafter, the transfer may not exceed 20% of the Fixed Account value once in any six month period.

                                PURCHASE PAYMENTS

GENERAL: The full amount of a Contract Owner's Purchase Payments, less applicable premium tax due, if any, will be invested. Subject to the maximum and minimum amounts shown on the Contract Schedule, the Contract Owner may make subsequent Purchase Payments. The Company reserves the right to reject any application or Purchase Payment.

ALLOCATION OF PURCHASE PAYMENTS: Allocations of the Purchase Payments are subject to the Allocation Guidelines shown on the Contract Schedule.

                                 CONTRACT VALUE

The Contract Value for any Valuation Period is the sum of the Contract Value in each of the Subaccounts of the Separate Account plus the Fixed Account Value.

The Contract Value in any Subaccount is determined by multiplying the number of Accumulation Units allocated to that Subaccount by the Accumulation Unit Value of that Subaccount.

Withdrawals will result in the cancellation of Accumulation Units in a Subaccount or a reduction in the Contract Value in the Fixed Account, as applicable.

                                    TRANSFERS

As specified on the Contract Schedule, the Separate Account Value may be transferred among the Subaccounts at any time before the Annuity Date. An unlimited number of Subaccount transfers are allowed without charge. Subject to any limitation imposed by The Company on the amount of transfers from the Fixed Account during the Accumulation Period shown on the Contract Schedule, a Contract Owner may transfer part of his or her Contract Value in the Fixed Account. All transfers are subject to the conditions as shown on the Contract Schedule.

The Company will not be liable for transfers made in accordance with the Financial Advisor's instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Administrative Office.

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                                   WITHDRAWALS

GENERAL: Prior to the earlier of the Annuity Date or the death of the Annuitant, the Contract Owner may, upon Written Request, make a total or partial withdrawal of the Contract Value, less any charges as shown on the Contract Schedule. For a full withdrawal, the election should be accompanied by the Contract.

The Contract Owner must specify, by Written Request, which Subaccounts or Fixed Account, as applicable, is the source of the partial withdrawal. The Company will pay the amount of any withdrawal within seven (7) days of receipt of a Written Request in good order unless the Suspension or Deferral of Payments Provision is in effect.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Schedule. The minimum Contract Value which must remain in the Contract after a partial withdrawal is shown on the Contract Schedule.

WITHDRAWAL CHARGE: Upon a withdrawal of Contract Value, a withdrawal charge as set forth on the Contract Schedule may be assessed. The Company reserves the right to reduce the withdrawal charge under certain circumstances when sales of Contracts are made to a trustee, employer or similar party pursuant to a retirement plan or similar arrangement for sales of Contracts to a group of individuals if the program results in a savings of sales expenses. The amount of reduction will depend on such factors as the size of the group, the total amount of Purchase Payments and other factors that might tend to reduce expenses incurred in connection with such sales.

FREE WITHDRAWAL AMOUNT: A Contract Owner may make free withdrawals as set forth on the Contract Schedule (as determined on the date of receipt of the Written Request).

                                PAYMENT ON DEATH

DEATH OF CONTRACT OWNER DURING THE ACCUMULATION PERIOD: Upon the death of the Contract Owner, or any Joint Contract Owner, during the Accumulation Period, upon receipt of due proof of death, the death benefit representing the Contract Owner's interest in the Contract will be paid to the Beneficiary(ies) designated by the Contract Owner. Upon the death of any Joint Contract Owner, the surviving Joint Contract Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit is the greater of the Contract Value or the Purchase Payments, less any withdrawals and Withdrawal Charges, on the date due proof of death is received at our Administrative Office. Upon our receipt of notification of death, the Separate Account Value under the Contract will be transferred to the Money Market Subaccount. Payment will be in a lump sum unless an annuity option is chosen. A Beneficiary, other than the surviving spouse of the deceased Contract Owner, may choose only an annuity option providing for full payout within five years of the death or for the life or within the life expectancy of the Beneficiary. The life or life expectancy option must begin payments within one year of the Contract Owner's death. If the surviving spouse of a deceased Contract Owner is the Beneficiary, he or she may choose to continue the Contract in force after the Contract Owner's death.

DEATH OF CONTRACT OWNER AFTER THE ANNUITY DATE: If the Contract Owner, or any Joint Contract Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Contract Owner's or Joint Contract Owner's death. Upon the death of any Contract Owner during the Annuity Period, the Beneficiary becomes the Contract Owner. Upon the death of any Joint Contract Owner during the Annuity Period, the surviving Joint Contract Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary.

DEATH OF ANNUITANT: Upon the death of an Annuitant, who is not the Contract Owner, during the Accumulation Period, the Contract Owner will become the new Annuitant, however, the Contract Owner may designate a new Annuitant subject to The Company's underwriting rules then in effect. If the Contract Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Contract Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant after the Annuity Date, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death, unless the Beneficiary chooses to receive the present value of the remaining guaranteed payments in a lump sum.

PAYMENT OF DEATH BENEFIT: The Company will require due proof of death before any death benefit is paid. Due proof of death will be:

  1. a certified death certificate; or
  2. a certified decree of a court of competent jurisdiction as to the finding of death; or
  3. any other proof satisfactory to The Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

BENEFICIARY: The Beneficiary designation in effect on the Contract Date will remain in effect until changed by Written Request to The Company. The Beneficiary is entitled to receive the benefits to be paid at the death of the Contract Owner. The estate or heirs of a Beneficiary who dies before payment is due have no rights under the Contract. If no Beneficiary survives when payment is due, payment will be made to the Contract Owner's estate.

CHANGE OF BENEFICIARY: Subject to the rights of any irrevocable Beneficiary(ies), the Contract Owner may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by Written Request. The change will take effect as of the date the Written Request is signed. The Company will not be liable for any payment made or action taken before it records the change.

                       SUSPENSION OR DEFERRAL OF PAYMENTS

The Company reserves the right to suspend or defer payments from the Separate Account for a withdrawal or transfer for any period when:

  1. the New York Stock Exchange, the Chicago Board of Trade, or the Chicago Mercantile Exchange, as appropriate, is closed (other than customary weekend and holiday closings);
  2. trading on the New York Stock Exchange, the Chicago Board of Trade, or the Chicago Mercantile Exchange, is restricted;
  3. an emergency (including severe weather conditions) exists such that it is not reasonably practical to dispose of securities held in the Subaccounts or to determine the value of their assets; or
  4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Contract Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                CONTRACT OWNER, ANNUITANT, OWNERSHIP, ASSIGNMENT

CONTRACT OWNER: The Contract Owner is entitled to all rights under the Contract. The Contract Owner is the person designated as such on the Contract Date, unless changed.

The designated owner of the Contract may be changed at any time by the Contract Owner's Written Request. A change of Contract Owner will automatically revoke any prior designation of Contract Owner. The change will become effective as of the date the Written Request is signed. The Company will not be liable for any payment made or action taken before it records the change.

JOINT CONTRACT OWNER: A Contract may be owned by a Joint Contract Owner. Any named Joint Contract Owner must be the spouse of the other Contract Owner. Upon the death of either Contract Owner, the surviving spouse will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request.

ANNUITANT: The Annuitant is the person on whose life annuity payments are based. The Annuitant is the person designated by the Contract Owner at the Contract Date.

ASSIGNMENT OF A CONTRACT: Prior to the Annuity Date, a Written Request specifying the terms of an assignment of a Contract must be provided to the Administrative Office. The Company will not be liable for any payment made or action taken before it records the assignment.

The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with The Company's consent.

A collateral assignment does not change Contract ownership. The rights of a collateral assignee have priority over the rights of a Beneficiary.

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                               ANNUITY PROVISIONS

GENERAL: On the Annuity Date, Contract Value will be applied to provide a Fixed Annuity under the Annuity Option selected by the Contract Owner.

ANNUITY DATE: The Annuity Date is selected by the Contract Owner at the Contract Date. The Annuity Date may not be later than the first Contract Year after the Annuitant's 90th birthday or the maximum date permitted under state law. If the issue age is 85 or greater, the Annuity Date may not be later than the fifth Contract Year. If no Annuity Date is selected, then the latest possible Annuity Date will be assumed.Prior to the Annuity Date, the Contract Owner may change the Annuity Date by Written Request. Any change must be received at The Company's Administrative Office at least thirty (30) days prior to the current Annuity Date.

SELECTION OF AN ANNUITY OPTION: An Annuity Option may be selected by Written Request of the Contract Owner. Prior to the Annuity Date, the Contract Owner may change the Annuity Option selected by Written Request. Any change must be received at The Company's Administrative Office at least thirty (30) days prior to the Annuity Date.

ANNUITY OPTIONS: The following Annuity Options (which are available on a fixed basis only) or any other annuity option acceptable to the Contract Owner and The Company may be selected:

     OPTION 1. LIFE ANNUITY: An Annuity payable monthly during the lifetime of the Annuitant and ceasing with the last monthly payment due prior to the death of the Annuitant. This option offers a greater level of monthly payments than the second option, since there is no minimum number of payments guaranteed (nor a provision for a death benefit payable to a Beneficiary). If this option is elected, it is understood and agreed that payments shall cease immediately upon the death of the payee and the annuity will terminate without further value. This option is generally not available for Contract Owners annuitizing over the age of 85.

     OPTION 2. LIFE ANNUITY WITH GUARANTEED PERIODS: An Annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for less than 5, 10 or 20 years, as elected, annuity payments will be continued during the remainder of such period to the Beneficiary designated by the Contract Owner. If no Beneficiary is designated, The Company will pay in a lump sum to the Annuitant's estate the present value, as of the date of death, of the number of guaranteed annuity payments remaining after that date, computed on the basis of the assumed net investment rate used in determining the first monthly payment.

     OPTION 3. INSTALLMENT REFUND LIFE ANNUITY: Payments are made for the installment refund period, which is the time required for the sum of the payments to equal the amount applied, and thereafter for the life of the payee.

     OPTION 4. PAYMENT FOR A FIXED PERIOD: Payments are made for the number of years selected, which may be from five through 20. Should the Annuitant die before the specified number of monthly payments is made, the remaining payments will be commuted and paid to the designated Beneficiary in a lump sum payment.

     OPTION 5. JOINT AND SURVIVOR ANNUITY: The Company will make monthly payments during the joint life time of the Annuitant or a Joint Annuitant. Payments will continue during the lifetime of the surviving Annuitant and will be computed on the basis of 100%, 50% or 66 2/3% of the Annuity Payment (or limits) in effect during the joint lifetime.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS: Annuity payments are paid in monthly installments. The Company reserves the right to make a lump sum payment in lieu of annuity payments. If the Annuity Payment would be or become less than $50, The Company reserves the right to reduce the frequency of payments to an interval which will result in each payment being at least $50. If the net Contract Value to be applied at the Annuity Date is less than the amounts specified on the Contract Schedule, The Company may elect to pay such amount in a lump sum.

FIXED ANNUITY: Annuity payments are only available on a fixed basis. Under a Fixed Annuity, the Contract Value less applicable Withdrawal Charges, is allocated to the General Account and the annuity is paid as a Fixed Annuity. No withdrawal charge is applicable if the payments made under the annuity begin at least five years after the effective date of the Contract and is paid under any life annuity option, or any option with payments for a minimum of five years.Unless the Contract Owner specifies otherwise, the payee of the Annuity Payments shall be the Annuitant. The Contract Value will be applied to the applicable Annuity Table contained in the Contract based upon the Annuity Option selected by the Contract Owner. The dollar amount of each Fixed Annuity Payment shall be determined in accordance with Annuity Tables contained in this Contract which are based on the minimum guaranteed interest rate shown on the Contract Schedule.

MORTALITY TABLES: The mortality table used in establishing the Annuity Table is Annuity 2000 Table, Unisex.

The dollar amount of an Annuity Payment for any age or combination of ages not shown in the Tables or for any other form of Annuity Option agreed to by The Company will be provided by The Company upon request.

                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, the Application, and any riders, endorsements, or authorizations attached to this Contract.

MISSTATEMENT OF AGE: If the age of any Annuitant has been misstated, any Annuity benefits payable will be the Annuity benefits provided by the correct age. After Annuity Payments have begun, any underpayments by The Company, with compound interest at 6% per year, will be made up in one sum with the next Annuity Payment. Any overpayments by The Company, with compound interest at no more than 6% per year, shall be deducted from the first Annuity Payments due after correction.

INCONTESTABILITY: This Contract will not be contestable after the Contract Date.

AMENDMENTS: The Company may amend this Contract at any time as required to make it conform with any applicable law, regulation or ruling issued by any government agency to which the Contract is subject. This Contract may be changed or altered only by the President or Vice President and the Secretary of The Company. A change or alteration must be made in writing.

NON-PARTICIPATING: This Contract does not pay dividends. It will not share in the profits or surplus of The Company.

EVIDENCE OF SURVIVAL: The Company may require satisfactory evidence of the continued survival of any person(s) on whose continuation of life annuity payments depend.

PREMIUM TAXES AND OTHER TAXES: Any taxes paid to any governmental entity relating to the Contract may be deducted from the Purchase Payment or Contract Value. The Company may, in its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right The Company may have to deduct amounts at a later date.

The Company reserves the right to establish a provision for federal income taxes if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. The Company will deduct any withholding taxes required by applicable law.

PROOF OF AGE: The Company may require evidence of age or sex of any Annuitant and any Contract Owner.

PROTECTION OF PROCEEDS: To the extent permitted by law, death benefits and Annuity Payments shall be free from legal process and the claim of any creditor other than the person entitled to them under any Contract. No payment and no amount under any Contract can be taken or assigned in advance of its payment date unless The Company receives the Contract Owner's written consent.

REPORTS: At least once each calendar year, The Company will furnish each Contract Owner with a report containing any information that may be required by any applicable law or regulation and a statement showing the Contract Value. The Company will also furnish annual and semi-annual reports of the Separate Account.

REGULATORY REQUIREMENTS: All values payable under any Contract will not be less than the minimum benefits required by the laws and regulations of the states in which the Contract is delivered.

The following Tables show the monthly income payable for each $1,000 applied under Option 1,2,3,4, or 5. Values shown are based on Annuity 2000 Mortality Tables and 3% interest for all options.

       OPTION 4 TABLE                                 OPTION 1,2, AND 3 TABLES
-----------------------------------------------------------------------------------------------------
                                                          MALE AND FEMALE
                               ----------------------------------------------------------------------
                                                    MONTHLY INSTALLMENTS FOR LIFE
                                                       WITH GUARANTEED PERIOD
                               ----------------------------------------------------------------------
                                                                                                              ATTAINED
                                                                                                               AGE OF
                                                                                                                PAYEE
 NO OF                                                           10              15             20            WHEN FIRST
 YEARS           MONTHLY                      INSTALLMENT       YEARS           YEARS          YEARS         INSTALLMENT
PAYABLE       INSTALLMENTS     LIFE ONLY        REFUND         CERTAIN         CERTAIN        CERTAIN        IS PAYABLE
------------------------------------------------------------------------------------------------------------------------
                                $  3.83         $  3.74        $  3.81         $  3.79        $  3.76            50
                                   3.89            3.79           3.87            3.85           3.81            51
   3            $  28.99           3.95            3.84           3.93            3.90           3.86            52
   4               22.06           4.01            3.90           3.99            3.96           3.92            53
   5               17.91           4.08            3.96           4.06            4.02           3.97            54

   6               15.14           4.15            4.02           4.13            4.09           4.03            55
   7               13.16           4.23            4.09           4.20            4.16           4.09            56
   8               11.68           4.31            4.15           4.28            4.23           4.15            57
   9               10.53           4.40            4.22           4.36            4.30           4.22            58
   10              9.61            4.49            4.30           4.45            4.38           4.29            59

   11              8.86            4.59            4.38           4.54            4.46           4.35            60
   12              8.24            4.69            4.46           4.63            4.55           4.42            61
   13              7.71            4.80            4.55           4.73            4.64           4.49            62
   14              7.26            4.92            4.64           4.84            4.73           4.57            63
   15              6.87            5.04            4.74           4.95            4.83           4.64            64

   16              6.53            5.18            4.84           5.07            4.93           4.71            65
   17              6.23            5.32            4.95           5.20            5.03           4.78            66
   18              5.96            5.48            5.06           5.33            5.14           4.85            67
   19              5.73            5.64            5.18           5.47            5.25           4.92            68
   20              5.51            5.82            5.31           5.62            5.36           4.99            69

                                   6.01            5.45           5.78            5.47           5.05            70
                                   6.21            5.59           5.94            5.58           5.11            71
                                   6.44            5.74           6.11            5.70           5.17            72
                                   6.68            5.91           6.29            5.81           5.22            73
                                   6.94            6.08           6.48            5.92           5.27            74
                                   7.22            6.26           6.67            6.03           5.31            75

                                    OPTION 5
                         JOINT AND 100% SURVIVOR ANNUITY

 AGE OF                                AGE OF SURVIVING ANNUITANT
ANNUITANT           55             60              65              70              75
--------------------------------------------------------------------------------------
   55              3.70           3.83            3.93            4.01            4.07
   60              3.83           4.01            4.18            4.31            4.42
   65              3.93           4.18            4.42            4.65            4.84
   70              4.01           4.31            4.65            5.00            5.32
   75              4.07           4.42            4.84            5.32            5.82

                                    OPTION 5
                       JOINT AND 66 2/3% SURVIVOR ANNUITY

 AGE OF                                AGE OF SURVIVING ANNUITANT
ANNUITANT           55             60              65              70              75
--------------------------------------------------------------------------------------
   55              3.99           4.17            4.36            4.57            4.80
   60              4.17           4.38            4.61            4.87            5.15
   65              4.36           4.61            4.90            5.22            5.57
   70              4.57           4.87            5.22            5.63            6.09
   75              4.80           5.15            5.57            6.09            6.69

                                    OPTION 5
                         JOINT AND 50% SURVIVOR ANNUITY

 AGE OF                                AGE OF SURVIVING ANNUITANT
ANNUITANT           55             60              65              70              75
--------------------------------------------------------------------------------------
   55              4.15           4.36            4.61            4.91            5.27
   60              4.36           4.59            4.87            5.20            5.61
   65              4.61           4.87            5.18            5.56            6.03
   70              4.91           5.20            5.56            6.01            6.56
   75              5.27           5.61            6.03            6.56            7.22

Installments shown are monthly and are for each $1,000 of net proceeds applied. Based on Annuity 2000 Tables and 3% interest.
We will furnish Values for age combinations not shown in the table upon request.

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                        Home Office: Dallas, Texas 75201
               Administrative Office: 9920 Corporate Campus Drive,
                     Suite 1000, Louisville, Kentucky 40223
                            TELEPHONE: 1-866-667-0561

                                 A Stock Company


                               INDIVIDUAL DEFERRED
                       FIXED AND VARIABLE ANNUITY CONTRACT
                                FLEXIBLE PREMIUMS
                                NON-PARTICIPATING